Exhibit 5.2

April 20, 2016

Ministère des Finances

12 rue Saint-Louis

Québec, QC G1R 5L3

Canada

Ladies and Gentlemen:

Re:	Québec – U.S.$2,000,000,000 2.50% Global Notes Series QP

due April 20, 2026

As Québec counsel to the underwriters in connection with the issuance of 2.50% Global Notes Series QP due April 20, 2026 in aggregate principal amount of U.S.$2,000,000,000 (the “Notes”) of Québec, we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated April 12, 2016, to the prospectus dated January 29, 2015 relating to the Notes, subject to the assumptions, qualifications and limitations therein stated, and hereby consent to the references to us under such headings. We consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Stikeman Elliott LLP